    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1999
                           REGISTRATION STATEMENT NO.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------

                                 WAVEPHORE, INC.
             (Exact name of registrant as specified in its Charter)

                INDIANA                                         86-0491428
      (State or other jurisdiction of                        (I.R.S. Employer
      incorporation or organization)                        Identification No.)

                             3311 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018
                                 (602) 952-5500
              (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                          ----------------------------

                     DAVID E. DEEDS, CHIEF EXECUTIVE OFFICER
                                 WAVEPHORE, INC.
                             3311 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018
                                 (602) 952-5500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                          ----------------------------

             COPY TO:                                     COPY TO:
       DOUGLAS J. REICH, ESQ.                      STEVEN D. PIDGEON, ESQ.
           WAVEPHORE, INC.                          SNELL & WILMER L.L.P.
       3311 NORTH 44TH STREET                        ONE ARIZONA CENTER
       PHOENIX, ARIZONA 85018                    PHOENIX, ARIZONA 85004-0001
            (602)952-5500                              (602) 382-6000

                         ----------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box./ /


   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed Maximum       Proposed Maximum
Title of Each Class of             Amount to be        Offering Price            Aggregate              Amount of
Securities to be Registered        Registered(1)          Per Share           Offering Price        Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Shares                     879,116 Shares          $ 8.25(2)             $7,252,707              $2016.25
--------------------------------------------------------------------------------------------------------------------
Common Shares Issuable            250,000 Shares          $8.25(2)              $2,062,500               $573.38
   Upon Exercise of Warrants
--------------------------------------------------------------------------------------------------------------------
         Total                  1,129,116 Shares                               $9,315,207              $2,589.63
====================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving Common Shares of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Shares on January 8, 1999, as reported by the Nasdaq National Market.


                         ----------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS




                             1,129,116 Common Shares
                                 Wavephore, Inc.





      We have issued and sold, in a private placement transaction, 879,116 shares of our Common Stock (the "Common Shares"), as well as a Warrant to purchase an additional 250,000 Common Shares, to a shareholder, Castle Creek Technology Partners LLC (the "Selling Shareholder"). Pursuant to this Prospectus, the Selling Shareholder may sell some or all of the Common Shares, including the shares it may receive by exercising the Warrant, to new purchasers. The Selling Shareholder may sell the Common Shares through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the "Plan of Distribution" section beginning on page 19.

      The Selling Shareholder will receive all of the proceeds from the sale of the Common Shares, less any brokerage or other expenses of sale incurred by them. We will receive up to $2,665,000 if the Selling Shareholder exercises the Warrant. We are paying for the costs of registering the Common Shares and the shares underlying the Warrant covered by this Prospectus.

      Our Common Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "WAVO."

      We are an Indiana corporation, formed on November 13, 1990. Our principal executive offices are located at 3311 N. 44th Street, Phoenix, Arizona and our telephone number is (602) 952-5500.



      BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4, UNDER "RISK FACTORS." YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON SHARES OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.


                The date of this Prospectus is January [ ], 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information.......................................    1
The Company ..............................................................    2
Risk Factors..............................................................    3
Use of Proceeds...........................................................   12
Selling Security Holder...................................................   12
Description of Securities.................................................   13
Plan of Distribution......................................................   15
Legal Opinions............................................................   16
Experts...................................................................   16

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

      THE COMMON SHARES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

      YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.


                       WHERE YOU CAN FIND MORE INFORMATION

      GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

      STOCK MARKET: The Common Shares are listed on Nasdaq and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      REGISTRATION STATEMENT: We have filed a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Act") with the SEC with respect to the Common Shares offered under this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and its exhibits. You should refer to the Registration Statement for further information about us and the Common Shares offered under this Prospectus. Statements made in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of the document as filed. These statements are qualified in their entirety by this reference.

      INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We have filed the following documents with the SEC and they are incorporated by reference into this Prospectus:

      - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

      - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

      - Our Proxy Statement for the 1998 Annual Meeting of Securityholders, dated March 23, 1998;

      -     Our Current Report on Form 8-K, and its Exhibits, filed January 12,
            1999;

      - The description of our Capital Stock contained in our registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and to be made a part of it from the date of the filing of our reports and documents.

      You may request free copies of these filings by writing or telephoning us at the following address:

            Investor Relations
            WavePhore, Inc.
            3311 North 44th Street
            Phoenix, Arizona 85018
            (602) 952-5500.


                               PROSPECTUS SUMMARY

      You should read the following summary, together with the more detailed information appearing elsewhere in this Prospectus, including under "Risk Factors" beginning on page 4. Except as otherwise specified, any use of the word "we", "us, "our", the "Company" or "WavePhore" includes WavePhore, Inc., an Indiana corporation, and each of its subsidiaries.


                                  THE COMPANY

      WavePhore provides technologies, products, and services that enable people and enterprises to more efficiently receive, manage and productively use all types of information. Our technologies and services aggregate, filter, customize and distribute content in text, graphics, audio, and video form using a wide range of the existing worldwide television, radio, and satellite broadcast infrastructures and the Internet.

      We currently operate in four service and product areas.

      WAVETOP: Our WaveTop service is an Internet-like consumer-based entertainment and programming service for data broadcasting to home PCs and TV/PCs. WaveTop is a free service that offers a variety of "channels", including broadcast news, sports, games, family, and other popular information content. WaveTop operates by transmitting data directly to our users' home PCs over television signals that are received by TV tuner cards. By using existing television signals rather than telephone lines or cable, WaveTop can provide large streaming multimedia content, including audio, video, software and real-time data, without the bandwidth limitations of traditional Internet transmission methods. We are seeking to generate revenue from advertiser-sponsors and content provider-sponsors for our various channels. We are also seeking to create revenue-sharing opportunities with on-line service providers and electronic commerce vendors and are exploring opportunities to license our WaveTop related technology and to create subscriber-based premium channels and pay-per-view downloads.

     NEWSCAST: Our Newscast(TM) service delivers personalized business information from over 4,500 sources to more than 200,000 of our customers' employees, associates, and members, through the Internet, extranets, and corporate intranets. Using patented filtering and pattern matching technology, we filter over 30,000 articles per day from leading national and international sources to deliver customized and aggregated news and information. Throughout the day our customers receive data and information transmitted directly to their computers, or internal systems, for easy access. For example, our customers that are banks and financial institutions can receive real-time news and information about the economy; our customers that are manufacturers can receive real-time news and information about supplies, transportation, and other stories that affect their industry. Our Newscast service saves our customers time and resources by searching thousands of sources for the information they need. In addition to maintaining our current customers, we are focused on increasing our market share by targeting Fortune 2000 companies.

     NETWORKS: Our Networks service provides data broadcasting services to major information providers to enable them to broadcast news and other information to their customers. We provide end-to-end satellite, FM radio signal, and land based data broadcast communications solutions for companies that send all types of information, from stock quotes and sports scores to digital background music. Our customers include the Associated Press, Business Wire, Dow Jones, Knight-Ridder/Tribune, PR Newswire, Reuters and Thomson Financial Services. We also enable customers, such as the Muzak DBS Division, Standard & Poor's ComStock and AEI Music Network, to create their own communication networks by building systems for them with our satellite receivers. In January 1998, we announced the creation of "WINDS"(TM) (WavePhore Internet News Delivery Service). WINDS transmits data for customers through the Internet. We expect WINDS to complement Network's FM and satellite data broadcasting systems by reaching end users who may not currently be accessible via FM signals.

     EWATCH: Our eWatch service provides a comprehensive Internet monitoring service to our customers. We monitor the Internet, including public discussion bulletin boards and web sites, and report to our customers daily, via email or the Internet, the filtered results of the monitoring which they have requested. We currently monitor approximately 250,000 Internet postings per day. Typically, monitoring involves messages and information related to the customer and its business, or that of others, such as competitors. We have more than 600 customers for whom we provide this service.


                                  RISK FACTORS

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS WE HAVE SET FORTH BELOW. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.


WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT

     We have generated relatively limited revenues from operations, and have incurred net losses each year since our inception in November 1990. Our net losses for the 1995, 1996 and 1997 fiscal years were approximately $15.5 million, $8.6 million and $19.8 million, respectively. As of December 31, 1997, we had an accumulated deficit of approximately $66.3 million. We expect to incur significant operating losses through approximately the end of 1999 and may continue to incur operating losses thereafter. There is no assurance that we will achieve profitability in the foreseeable future, if ever.

THE MARKETS FOR SOME OF OUR PRODUCTS AND SERVICES ARE STILL IN DEVELOPMENT

     Our success depends in large part on our ability to continue to develop a market for our WaveTop service and to expand the market for our Newscast service, as well as develop other new products and services. Because the markets for our WaveTop and Newscast services are new and evolving, the demand for these services is highly uncertain.


     The success of our WaveTop service will depend on a number of factors, including:

      - our ability to address a consumer market and market acceptance of WaveTop by consumers;

      -     our ability to attract and retain information providers;

      - the inclusion of our WaveTop software and technology in products manufactured by others, including personal computers, TV tuner boards, set top boxes and other consumer products; and

      - our ability to generate significant revenues through e-commerce, technology licensing and other opportunities.

      The receipt of paid advertising sponsorship of WaveTop will depend on:

      - our ability to develop and continually increase the number of users who view WaveTop advertising to a size sufficient, and with appropriate demographics, to attract advertisers;

      -     our ability to build a direct sales force to sell advertising; and

      -     our ability to attract paid advertisers.

      Market acceptance of our Newscast service will depend upon numerous factors, including:

      - our ability to demonstrate a technological or economic advantage over our competitors;

      -     our level of customer service available to support Newscast; and

      -     our ability to attract and retain information providers.

There can be no assurance we will meet these challenges.

WE FACE RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS

      The markets for our products and services are characterized by rapid technological change, frequent new product introductions, and evolving industry standards. We believe that our future success depends upon our ability to develop and market products and services that incorporate new technologies, and our ability to enhance and expand our existing product lines and services. We will need to spend significant amounts of capital to develop, market and enhance our products and services to meet and take advantage of technological changes. There can be no assurance that we:

      -     can develop or market new products or services successfully;

      - will be successful in commercially developing new products and services;

      - can respond effectively to technological changes, new industry standards, or new products or services offered by our competitors; or

      - will have sufficient capital when required to implement such strategies.

Our failure to anticipate technological change or evolving industry standards, and to successfully introduce new products and services, could materially and adversely affect us.

WE FACE INTENSE COMPETITION

      The data broadcasting and information services industry is intensely competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. We are aware of numerous competitors that provide products and services similar to those offered by us, including, but by no means limited to:

      - the regional Bell operating companies, AP SatNet and Data Broadcasting Corporation in the data broadcasting business;

      - Reed Elsevier, Inc.'s LEXIS/NEXIS(R), and NewsEDGE corporation in the electronic information access and processing business market;

      - America Online, @Home, Compuserve, and Yahoo!, in the Internet based consumer information and entertainment market; and

      - Wegener Communications, Comstream Corporation, International Datacasting Corporation and Scientific-Atlanta, Inc., in the satellite equipment business.

In addition, with the rapid expansion of the Internet, numerous companies provide access to, or deliver, similar products. It is likely that more competitors will enter the market. Increased competition may result in price reductions, reduced gross margins and loss of market share for us.

      Many of our competitors have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales, marketing, distribution, technical and other resources than us. As a result, such competitors may be able to adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services, more quickly than us. We could face a competitive disadvantage if two-way data broadcast or information services are developed that transmit digital information through existing analog infrastructures more efficiently than our technologies. There can be no assurance that we will be able to compete against current or potential competitors. Our inability to compete would have a material adverse effect on us.


WE DEPEND ON LICENSED TECHNOLOGY

      Certain technology critical to the operation of Newscast, including the Fast Data Finder ("FDF") technology that we use in filtering information, is licensed from third parties. Under a license from Paracel, Inc., we have been granted exclusive rights to certain software through May 29, 2002, and non-exclusive rights thereafter. After May 29, 2002, Paracel could license its technology, including FDF technology, to other parties. If this were to occur, these other parties may end up competing with us or offering similar products. This could have a material adverse effect on us.

WE DEPEND ON CONTENT PROVIDERS

      We currently rely on a number of content and information providers to supply entertainment, news, and other information we offer through our WaveTop and Newscast services. Our agreements with information providers are generally for a term of one or more years. Many automatically renew unless notice of termination is provided before the end of the term by either party. However, most of these agreements may be terminated by the information provider if we fail to fulfill our obligations under the agreement and some agreements are terminable at will. There can be no assurance that an information provider will not terminate its agreement with us or that it will choose to renew such agreement at the end of its term. The termination of or failure to renew one or more significant information provider agreements would decrease the available news and information that we can offer our customers.

WE DEPEND UPON STRATEGIC ALLIANCES OR RELATIONSHIPS

      Our future success will, in part, depend upon our ability to maintain existing and develop additional strategic alliances or relationships. We currently have relationships with information providers, personal computer and computer chip manufacturers, television networks, consumer electronic manufacturers, software developers, and sales and marketing partners. Through such relationships we may seek to develop additional commercial opportunities in the data broadcasting industry, including the deployment of encoders and decoders, applications and device driver software, network operations, and demand for high-speed data broadcasting products and services. We will be dependent on the efforts of third parties to assist in commercializing these products and services. In addition, our strategic partners may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors. We may not be able to develop or maintain these strategic relationships, which could have a material adverse affect on us.

      We may also seek to enter into arrangements with third parties for foreign commercialization of our products and services. Our ability to address markets outside the United States is likely to depend in large part on our ability to enter into strategic arrangements with third parties, as well as the efforts of those third parties.

OUR WAVETOP SERVICE DEPENDS ON OUR RELATIONSHIP WITH MICROSOFT AND PBS DATACAST

      We believe that the success of WaveTop will depend significantly upon the Company's relationship with Microsoft, Inc. Microsoft is bundling and distributing our WaveTop software with its Windows 98 operating system. We will be relying on that arrangement as the primary method of distributing the WaveTop software and introducing the WaveTop service to consumers. On May 18, 1998, the United States Department of Justice and the attorneys general of 20 states filed suit against Microsoft seeking to prevent alleged anti-competitive behavior by Microsoft in connection with, among other things, Windows 98. If the continued availability of Windows 98 is adversely affected by the lawsuit, or otherwise, or Windows 98 does not maintain acceptance in the marketplace, we could incur significant delays and costs in distributing and marketing our WaveTop software and service. Any adverse circumstances associated with our dependence on Microsoft could have a material adverse effect on us.

      The success of our WaveTop service also will depend to a large degree on our relationship with PBS National Datacast, Inc. ("PBS Datacast"). We have entered into an agreement with PBS Datacast pursuant to which the WaveTop service will be broadcast through the television signals transmitted by PBS member stations. The agreement expires on January 1, 2002. We have an option to extend the term for an additional five years. However, PBS Datacast may terminate the agreement if we fail to achieve certain conditions. We do not have any arrangements with other television broadcasters to provide alternative transmission of WaveTop. We do not currently intend to enter into any such alternative arrangements. Alternative methods of transmission, including satellite and television signals other than PBS's, may have significant barriers we would have to overcome in order to make use of them. If PBS Datacast were to terminate our agreement, we likely would not be able to broadcast the WaveTop service without interruption, if at all. Any alternative broadcaster to PBS would likely be unable to offer the same geographic coverage of transmission as PBS. Any adverse circumstances associated with our dependence upon our relationship with PBS Datacast could have a material adverse effect on us.

WE FACE A RISK OF SYSTEM FAILURE OR INADEQUACY

      Our operations depend to a significant extent on our ability to maintain our computer and telecommunications systems. We must also protect our systems against damage from fire, natural disaster, power loss, telecommunications failure, or similar events. Our business depends in significant part on our Network Operations Centers in Phoenix, Arizona, Dallas, Texas, and Salt Lake City, Utah. Although we have arranged for off-site back-up for our network control, this measure does not eliminate the significant risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer and telecommunications systems and/or lead to degradations in performance or system failure. Any damage to or loss of our computer and telecommunications networks, including our Network Operations Centers, or damage to or loss of any third party controlled systems, including satellites, could have a material adverse effect on us.

WE DEPEND ON THIRD PARTY INFORMATION TRANSMISSION FACILITIES

      We depend on the timely receipt of information feeds and computer downloads from our information providers. Any loss, interruption or disruption of the transmission of such information to our news consolidation facility would result in delay, loss, interruption or disruption of the transmission to the end users. In addition to affecting customers of our information providers, these events would affect customers of our Newscast service. These disruptions could result in those customers terminating, or failing to renew, their contracts with us. In either case, we could be materially and adversely affected.

      We depend on the integrity, capability, and maintenance of third party controlled systems, including satellites. Our Networks service uses a third party shared satellite uplink facility in Raleigh, North Carolina, as well as third party FM radio transmission facilities. Similarly, our WaveTop service uses PBS member station television broadcast facilities to broadcast and deliver WaveTop information and services. We do not control any of these facilities and/or equipment. The loss or disruption of any facility or equipment, or the interruption of any facility's or equipment's transmission capabilities, could adversely affect our ability to broadcast services and information. It could also cause one or more of our customers to terminate their contracts with us or fail to renew their contract.

      Generally, the shared satellite uplink facility in Raleigh and each of the FM radio transmission facilities we utilize is required to obtain a license from the Federal Communications Commission (the "FCC") in order to broadcast information via satellite transmission or over the radio waves. If any transmission facility were to fail to obtain any required license from the FCC, fail to maintain its license, or fail to have a required license renewed by the FCC, we will be unable to transmit information using that facility.


WE FACE RISKS ASSOCIATED WITH PATENTS AND PROPRIETARY RIGHTS

      Our success and ability to compete effectively will depend, in part, on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality and nondisclosure agreements, and other measures to establish and protect our proprietary technologies and processes. There can be no assurance that such measures will provide meaningful protection of our proprietary technologies and processes. We have been issued several patents and submitted several patent applications. There can be no assurance that we will be issued a patent as a result of these applications or future applications, or that patents issued will be sufficiently broad to protect our technology. In addition, any existing or future patents may be challenged, invalidated or circumvented, and any right granted thereunder may not provide meaningful protection to us. Moreover, the Company's competitors may independently develop technologies that are substantially equivalent or superior to our technology, duplicate our technology, or design around any patent of ours. Further, the laws of certain countries in which our products may be sold or licensed may not protect our products and intellectual property rights to the same extent as the laws of the United States.

      We use employee and third-party confidentiality and non-disclosure agreements to protect our trade secrets and unpatented know-how. We require our employees to enter into a proprietary rights and non-disclosure agreement, pursuant to which the employee agrees to maintain the confidentiality of our proprietary information. We also require our employees, subject to certain exceptions, to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment us. In addition, we regularly enter into non-disclosure agreements with third parties, such as consultants, potential strategic partners and customers. Unfortunately, these methods cannot guarantee the confidentiality of our trade secrets or unpatented know-how nor can they prevent third parties from independently developing substantially equivalent proprietary information or copying, developing, or otherwise obtaining and using our proprietary information without authorization.

      We may have to resort to litigation in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend ourselves against claims of infringement or invalidity by others. While we are not currently engaged in any intellectual property litigation or proceedings, we may be in the future. An adverse outcome in such litigation or similar proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others, or require us to cease marketing or using certain products or services, any of which could have a material adverse effect on us. If we are required to obtain licenses to use patents or proprietary rights of others, the required licenses may not be made available on terms acceptable to us, if at all. In addition, the cost of addressing any intellectual property litigation, both in legal fees and the diversion of management resources, regardless of whether the claim is valid, could be significant.

      Our technologies, products, and services also incorporate subject matter that we believe is in the public domain. They also incorporate subject matter that is licensed to us or that we otherwise have the right to use. There can be no assurance, however, that third parties will not assert patent or other intellectual property infringement claims against us with respect to our technologies, products, and services, or other matters. There may be patents and other intellectual property relevant to our technologies, products, and services which are not known to us and which are owned by third parties.

WE FACE RISKS ASSOCIATED WITH DEVELOPMENT OF ADVANCED TELEVISION SYSTEM FORMAT

      The broadcast industry is currently developing an advanced television system format ("ATV"). ATV is expected eventually to enable television broadcasters to transmit digital programming and non-programming related data at high speeds. ATV utilizes a digital television signal. Most U.S. and other television broadcasters currently use analog signals. We expect to migrate our television signal-based data broadcasting products and services to the digital-based ATV format when it becomes available. We also anticipate that we will develop products and services that will take advantage of the data broadcasting opportunities expected to be created by implementation of ATV. However, there can be no assurance that we will be successful in these efforts. If the digital-based ATV format achieves widespread acceptance in the future, we will likely be required to adapt our television signal-based data broadcasting products and services to be compatible with such format. If we fail to do so it could result in a loss of customers and/or an inability to transmit data, which could have a material adverse effect on us.



WE FACE RISKS ASSOCIATED WITH ACQUISITIONS

      As part of our business strategy, we review possible acquisition candidates that we believe would complement our existing products and services, expand our customer base, or enhance our technological capabilities. However, there can be no assurance that we will be able to successfully identify suitable acquisition candidates or complete future acquisitions. Acquisitions involve a number of potential risks, including:

      - difficulties in the assimilation of the acquired companies' operations, technology, products and personnel;

      -     completion and integration of acquired in-process technology;

      -     diversion of management's resources;

      -     uncertainties associated with operating in new markets; and

      -     the potential loss of the acquired companies' key employees.

Even if successfully integrated, the acquired companies' operations may not achieve levels of revenues or productivity comparable to those achieved by our existing operations, or otherwise perform as expected.

      In addition, in order to finance acquisitions or fund the operations of any acquired business, we may issue additional shares of stock or debt, which could dilute your investment in the Company or add significant interest expense. There can be no assurance that any equity or debt financing proposed in connection with an acquisition would be available to us on acceptable terms or at all. Acquisitions also may reduce our cash balances and/or result in the amortization of expenses related to goodwill and other intangible assets and other charges to operating results. Although we expect to analyze carefully any proposed acquisition, there can be no assurance that any acquisition that is completed will result in long-term benefits to us or our shareholders, or that we will be able to effectively manage the resulting business.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

      Part of our strategy is to expand into international markets. To date, we have only limited experience, and therefore may not be successful, in marketing, selling, and delivering our products and services internationally. We anticipate that any significant international expansion efforts may require a substantial commitment of our funds. There are certain risks inherent in doing business on an international level, such as:

      - regulatory requirements, export restrictions, tariffs and other trade barriers;

      -     difficulties in staffing and managing foreign operations;

      -     difficulties in protecting intellectual property rights;

      - longer payment cycles and problems in collecting accounts receivable;

      -     political instability;

      -     fluctuations in currency exchange rates and currency controls;

      -     changes in import/export regulations; and

      -     potentially adverse tax consequences.

One or more of these factors could have a material adverse effect on our future international operations.

WE FACE RISKS WITH FCC REGULATION

      In the United States, broadcast transmissions are subject to regulation by the Federal Communications Commission ("FCC"). In June 1996, the FCC, acting upon a petition we submitted, ruled that television broadcast licensees may, without prior FCC authorization, broadcast digital data within the video portion of the National

Television Standards Committee ("NTSC") television broadcast signal of the type currently transmitted by FCC licensees. In adopting this amendment to its rules, the FCC stated that allowing television broadcast licensees to insert digital data into the video portion of the television signal will allow licensees to provide a wide variety of ancillary services that could expand the products and services available to businesses and consumers within a television service area. In the future, however, the FCC could reverse its position and require a license to broadcast data in the video portion of the television signal. If this were to happen we, or our signal provider, would be required to obtain an FCC license to broadcast our data.

      We are not currently required to hold an FCC license to act as a private carrier to use FM subcarrier channels. The FCC authorizes FM station licensees to utilize subcarriers within the FM baseband signal for specified purposes including data broadcasting. We have entered into contracts with certain FM licensees to lease their subcarriers to broadcast data. An FM license is granted for a period of seven years and may be renewed by the FCC for like terms. However, there is no guarantee that the licenses for the FM stations we use will be renewed. Although we believe that adequate alternative FM stations would be available for our use, any delay in identifying alternative stations or the terms upon which they are willing to supply their services could adversely affect us.

      We currently hold two FCC licenses for satellite uplinks in Salt Lake City, Utah. Our satellite uplink licenses are subject to renewal. There can be no assurance that these licenses will be renewed upon their expiration on October 23, 2002, and January 16, 2008. Any such license may be revoked for cause. Failure to renew, or revocation of, either or both of our FCC licenses for satellite uplinks could have a material adverse affect on us.

      Future changes in regulations affecting allocation of the spectrum for services which compete with our services could also adversely affect our business, including spectrum allocations currently under consideration by the FCC. Specifically, the FCC has not issued final regulations regarding the transmission of non-programming related content in the ATV format, although Congress specifically authorized such use in the legislation adopting the ATV format. If we migrate our television signal-based data broadcasting services to the ATV format, we will become subject to any regulations adopted by the FCC governing transmission of content in the ATV format.

WE FACE FUTURE CAPITAL NEEDS AND UNCERTAINTY IN ACQUIRING ADDITIONAL FINANCING TO MEET THESE NEEDS

      We anticipate that currently available funds, including funds available through our credit facility, funds we may receive from selling additional Common Shares to the Selling Shareholder under the Securities Purchase Agreement, and cash flow generated from business operations, will be sufficient to meet anticipated needs for working capital, capital expenditures, and business expansion at least through the end of 1999. We may need to raise additional funds in order to acquire complementary products, businesses, or technologies. If additional funds are raised through the issuance of equity or convertible securities, your percentage ownership in WavePhore will be reduced. Also, such securities may have rights, preferences or privileges senior to the Common Shares. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of our business opportunities.

WE DEPEND ON SENIOR MANAGEMENT AND KEY EMPLOYEES

      We depend to a significant extent upon the performance of our executive officers and other key personnel. We have not entered into employment agreements with any of our senior executive officers and are not the beneficiary of life insurance on any of them. Although we have agreements with certain members of management not to compete with us, there can be no assurance that such agreements will be enforceable or effective in retaining such individuals. In addition, we may not be successful in attracting and retaining qualified personnel. The loss of the services of any of our executive officers or other key employees, the failure to retain management and key employees, and the failure to attract and retain qualified personnel, could have a material adverse affect on us.

WE DEPEND ON OUR SUPPLIERS

      Components used in certain of our products, including microprocessors and other electronic components, may be available from only one source. Certain other components are available from only a limited number of sources. Although to date we have been able to obtain adequate supplies of these components, our inability in the future to obtain sufficient sole or limited-source components or to develop alternative sources could result in delays in product introductions or shipments. In addition, we have elected to obtain certain components, electronic component kitting, manufacture, assembly and test of printed circuit boards, manufacture of enclosures, and assembly of mechanical components from single sources. We generally obtain these products on a purchase order basis and do not have long-term contracts with these suppliers or subcontractors. Although we believe that other qualified subcontractors are available, the inability of any of these suppliers or subcontractors to provide these services or products to us on a timely basis could materially adversely affect us.

WE ARE AFFECTED BY FLUCTUATING QUARTERLY RESULTS AND SEASONALITY

      We have experienced, and may continue to experience, significant fluctuations in revenues and operating results from period to period. This fluctuation is the result of a number of factors including, without limitation:

      -     the volume and timing of orders;

      -     our ability to fill orders on a timely basis;

      -     our pricing policies and those of our competitors;

      -     variations in the mix of product and service sales;

      -     market acceptance of our products and services;

      - the timing of product and service introductions by us and our competitors;

      - product or service obsolescence resulting from new product or service introductions or changes in customer demand;

      -     expenses associated with the launch of new products and services; or

      -     the acquisition of businesses, products, or technologies.

The impact of the foregoing factors may cause our operating results to be below the expectations of public market analysts and investors. In such event, the price of the Common Shares could be adversely affected. Quarterly results may not necessarily predict future performance for any particular period, and there can be no assurance that we will attain or sustain growth in sales or profitability on a quarterly or annual basis.

A LARGE PORTION OF OUR REVENUES COMES FROM A SMALL NUMBER OF CUSTOMERS

      A relatively small group of our customers are responsible for a significant percentage of our revenue. For example, sales to Reuters America, Inc. amounted to more than 10% of our consolidated revenues for the year ended December 31, 1997. Although we believe that our current relationships with our customers are generally good, the loss of one or more of our major customers could have a material adverse affect on us.

OUR OFFICERS AND DIRECTORS HAVE A MEASURE OF VOTING POWER

      As of January 11, 1999, our officers and directors beneficially owned approximately 11% of the outstanding Common Shares. Certain of these persons also hold stock options to purchase additional Common Shares and hold preferred shares convertible into Common Shares, the exercise or conversion of which would increase their total percentage ownership of WavePhore to approximately 22%. Accordingly, the officers and directors, acting as a group, may be able to effectively elect all of our directors and to determine corporate actions requiring shareholder approval. The continuing voting power by these shareholders could have the effect of delaying or preventing a change in control of WavePhore.

THE PRICE OF OUR COMMON SHARES IS VOLATILE

      The market price of the Common Shares, like the stock of many other technology companies, has been highly volatile. Factors such as:

      - announcements of technological innovations and new products by us or our competitors;

      -     governmental regulation;

      -     industry legislation;

      - developments in patent or other proprietary rights of us or our competitors;

      -     fluctuations in our operating results;

      -     analyst reports, media stories, news broadcasts, and interviews; and

      -     market conditions for technology stocks in general,

could have a significant impact on the future price of the Common Shares. The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies. Frequently the reasons are unrelated to the operating performance of the companies affected.

      The price of the Common Shares might also be affected by the issuance of additional Common Shares or preferred shares.

CERTAIN EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP

      Certain events could result in a dilution of your ownership in WavePhore. They include:

      - the issuance of additional Common Shares or preferred stock to raise additional capital or finance acquisitions;

      - the issuance of additional Common Shares upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; or

      - the issuance of additional Common Shares in connection with the payment of dividends.

      There are currently outstanding convertible preferred shares, warrants, and options to acquire up to 7,776,931 additional Common Shares at prices ranging from $4.125 to $18.15 per share. These securities provide for antidilution protection upon the occurrence of certain events such as stock splits, redemptions, mergers, and, in some cases, major corporate announcements. If one or more of these events occurs the number of Common Shares that may be acquired upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of the Common Shares.

      We entered into a Securities Purchase Agreement with the Selling Shareholder under which they acquired the Common Shares. Pursuant to this agreement, we may require the Selling Shareholder to purchase an aggregate of up to $7,500,000 of additional Common Shares from us, on or before March 31, 1999 (unless otherwise extended pursuant to the terms of the agreement). As part of this purchase the Selling Shareholder would also receive a warrant to purchase an additional 250,000 Common Shares from us at an exercise price of 131.25% of the closing price of the Common Shares on the day preceding the closing of the purchase (subject to certain provisions). This additional issuance of Common Shares, if it occurs, would result in a dilution to your percentage ownership of the Common Shares.

WE ARE SUBJECT TO CERTAIN PROVISIONS WHICH COULD AFFECT A CHANGE OF CONTROL

      Our Articles of Incorporation contain certain provisions that could have the affect of delaying, deferring, or preventing a change in control. In addition, certain provisions of the Indiana Business Corporation Law restrict business combinations with any "interested shareholder" as defined in such law. These provisions may discourage, delay, or prevent certain types of transactions involving actual or potential change in control. This would include transactions in which you might otherwise receive a premium for your Common Shares over then-current market prices, and may limit your ability to approve transactions which may be in your best interests. These provisions could adversely affect the price of the Common Shares.

THE ISSUANCE OF PREFERRED STOCK COULD AFFECT A CHANGE OF CONTROL

      Our Board of Directors has the authority to issue a total of up to 10,000,000 shares of preferred stock and to fix the rates, preferences, privileges, and restrictions, including voting rights, of such preferred stock, without any further vote or action by you and the other shareholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock provides desired flexibility in connection with possible acquisitions and other corporate purposes. However, it could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of WavePhore. This could delay, defer, or prevent a change in control. Furthermore, holders of such preferred stock may have other rights, including economic rights, senior to the Common Shares. As a result, the existence and issuance thereof could have a material adverse affect on the market value of the Common Shares. We have in the past issued, and, subject to certain contractual limitations, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the Common Shares.

WE ARE SUBJECT TO CERTAIN RESTRICTIONS ON DIVIDENDS AND REDEMPTIONS

      We have not paid any dividends on the Common Shares, and do not plan to pay any dividends on the Common Shares for the foreseeable future. The provisions of certain series of our preferred stock prohibit the payment of dividends on the Common Shares under certain circumstances. In addition, although our credit facility does not include any specific prohibitions on the payment of dividends, it does include various financial covenants that could have the effect of limiting cash dividend or redemption payments. The Indiana Business Corporation Law includes limitations on the ability of corporations to pay dividends on or to purchase or redeem their own stock. Accordingly, you should not expect that dividends will be paid on your Common Shares.

THERE ARE ADDITIONAL COMMON SHARES ELIGIBLE FOR FUTURE SALE

      As of January 11, 1999, we had 28,407,766 Common Shares outstanding, all of which were eligible for trading on the Nasdaq National Market. We also had outstanding, as of January 11, 1999, 501,963 Series 1994 Cumulative Preferred Shares, and options and warrants to acquire an additional 7,247,218 Common Shares. All of the Common Shares underlying the warrants, and substantially all of the shares underlying any outstanding options, have been registered for resale. We have granted registration rights to certain other holders of Common Shares. In addition, we may from time to time issue additional Common Shares or securities exercisable for or convertible into Common Shares to finance the expansion of our business, acquisitions, or other corporate purposes. Future sales of Common or convertible preferred shares, including the Common Shares subject to outstanding options, warrants and conversion rights, could adversely affect the prevailing market price of the Common Shares.

WE MAY FACE YEAR 2000 PROBLEMS

      We rely on computer hardware, software and related technology, together with data, in the operation of our business. Such technology and data are used in creating and delivering our products and services, and in our internal operations, such as billing and accounting. We have initiated an enterprise-wide program to evaluate the technology and data used in the creation and delivery of our products and services, and in our internal operations. The program utilizes a Year 2000 "team" which includes executive officers. The team is to identify Year 2000 issues and to develop and implement a plan to handle them. The plan includes resolving any Year 2000 issues that are related to our customers and suppliers. However, there can be no assurances that such third parties will successfully remediate their own Year 2000 issues over which we have no control. If we fail to complete the implementation of our Year 2000 plan prior to the commencement of the Year 2000, or our customers and suppliers fail to successfully remediate their own Year 2000 issues, it could materially adversely affect us.

THERE ARE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

      This Prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made. These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus (or made in documents incorporated into this Prospectus), including those set forth in "Risk Factors" and "The Company", describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this Section.

                                 USE OF PROCEEDS

      The Selling Shareholder will receive all of the proceeds from the sale of the Common Shares offered under this Prospectus. If the Selling Shareholder exercises all of the Warrant, we will receive gross proceeds of approximately $2,665,000, which we would use for general corporate purposes. There can be no assurance that any or all of the Warrant will be exercised.


                             SELLING SECURITY HOLDER

      The following table provides information regarding the Selling Shareholder's beneficial ownership of Common Shares as of January 11, 1999, and as adjusted to reflect the sale of the securities offered under this Prospectus. Unless we have indicated otherwise, to our knowledge, the Selling Shareholder has sole voting and investment power with respect to its securities.

                                         COMMON SHARES
                                         BENEFICIALLY             COMMON SHARES                 COMMON SHARES
                                      OWNED PRIOR TO THE          TO BE SOLD IN              BENEFICIALLY OWNED
                                          OFFERING(1)            THE OFFERING(1)            AFTER THE OFFERING(2)
         NAME OF SELLING                  -----------            ---------------          ------------------------
         SECURITY HOLDER                    NUMBER                    NUMBER              NUMBER           PERCENT
         ---------------                    ------                    ------              ------           -------
Castle Creek Technology                    1,129,116                1,129,116               0                 0
Partners LLC


---------------------

(1) The figure above includes 250,000 shares of Common Stock underlying the Warrant issued in connection with the purchase of the 879,116 Common Shares covered by this Prospectus. This Warrant may not be exercised to the extent the issuance of shares underlying the Warrant would cause the Selling Shareholder to own in excess of 9.9% of the outstanding Common Shares of WavePhore.

     The figure above does not include 52,218 Common Shares obtained upon conversion of Series C Convertible Preferred Shares, and up to 136,364 Common Shares issuable upon conversion of a related warrant, held by CC Investments, LDC. These securities are registered pursuant to a separate registration statement and prospectus. Except under certain limited circumstances, the warrant relating to the Series C Preferred Shares may not be exercised to the extent the issuance of shares underlying the warrant would cause the Selling Shareholder to own in excess of 4.9% of the outstanding Common
Shares of WavePhore.

    The Selling Shareholder is indirectly wholly-owned by CC Investments, LDC. Pursuant to a management agreement Castle Creek Partners, LLC shares with the Selling Shareholder, and CC Investments, LDC, voting and investment power with respect to the securities held by the Selling Shareholder and CC Investments, LDC, respectively. John Ziegelman and Daniel Asher, as members of Castle Creek Partners, LLC, may be deemed, as a result of the management agreement, to have beneficial ownership of such securities. Messrs. Ziegelman and Asher disclaim such ownership.

(2) These figures assume that the Selling Shareholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional Common Shares. Except as set forth in footnote 1, they also assume no other exercise of options, warrants or conversion rights or issuances of additional securities.

     We entered into a Securities Purchase Agreement with the Selling Shareholder under which they acquired the Common Shares and Warrant. Pursuant to this agreement, we may require the Selling Shareholder to purchase an aggregate of up to $7,500,000 of additional Common Shares from us, on or before March 31, 1999 (unless otherwise extended pursuant to the terms of the agreement). As part of this purchase the Selling Shareholder would receive a warrant to purchase an additional 250,000 Common Shares from us at an exercise price of 131.25% of the closing price of the Common Shares on the day preceding the closing of the purchase (subject to certain provisions). The agreement also requires that we register for resale by the Selling Shareholder, under a Prospectus similar to this one, any additional shares that we sell to it.


                            DESCRIPTION OF SECURITIES

     We are authorized to issue up to 50,000,000 Common Shares and 10,000,000 Preferred Shares ("Preferred Shares"). As of January 11, 1999, 28,853,766 Common Shares were issued, of which 28,407,766 Common Shares were outstanding and 446,000 were held in our treasury; and a total of 501,963 Preferred Shares were issued and outstanding.

     Our Board of Directors has the authority, without further action by the shareholders, to issue a total of up to 10,000,000 Preferred Shares in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued Preferred Shares and to determine the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders.

     The following summary of certain provisions of the Common Shares and Preferred Shares does not purport to be complete and is subject to, and is qualified in its entirety by, our amended Articles of Incorporation, Restated Code of Bylaws, and by the provisions of applicable law.

COMMON SHARES

     The holders of our Common Shares are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including Preferred Shares, having a preference over the Common Shares as to dividends or upon liquidation, the holders of our Common Shares are also entitled to such dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of Common Shares. Holders of the Common Shares have no preemptive, subscription, or conversion rights. The Common Shares are not subject to assessment and have no redemption provisions.

SERIES 1994 PREFERRED SHARES

     We have authorized, issued and outstanding 501,963 of our Series 1994 Cumulative Convertible Preferred Shares (the "Series 1994 Preferred Shares"). These shares have a stated value of $11.00 per share and are convertible at any time into Common Shares at $11.00 per share. The conversion provisions are subject to adjustment in certain circumstances. Cumulative dividends on the Series 1994 Preferred Shares accrue at the rate of 10% per annum and are payable when, as and if declared by the Board of Directors. We may not pay dividends on the Common Shares or other series junior to the Series 1994 Preferred Shares unless all accrued dividends have been paid on the Series 1994 Preferred Shares. On liquidation of the Company, the holders of our Series 1994 Preferred Shares will be entitled to receive, before any distribution to holders of our Common Shares or other series junior to the Series 1994 Preferred Shares, liquidation distributions equal to the stated value per Series 1994 Preferred Share, plus accrued and unpaid dividends. We may redeem the Series 1994 Preferred Shares at any time on at least 30 days written notice at the redemption price of $11.00 per share, plus accrued and unpaid dividends, provided that the redemption has been approved by a majority of the Board of Directors who are not holders of the Series 1994 Preferred Shares. The Series 1994 Preferred Shares have no voting rights except as otherwise provided by law or the Articles of Incorporation. David E. Deeds, the Chairman, Chief Executive Officer and President of the Company, owns all of the Series 1994 Preferred Shares.

SERIES A, SERIES B, AND SERIES C CONVERTIBLE PREFERRED SHARES

     We were authorized to issue, and in the past did issue, Series A, Series B, and Series C Convertible Preferred Shares, all with varying provisions. All of these preferred shares have been converted into Common Shares or are no longer outstanding.

WARRANTS

     In addition to the Warrant, we have issued various warrants, including the following which are still outstanding as of the date hereof:

     REPRESENTATIVE'S WARRANTS

     We issued warrants to our underwriters in connection with our initial public offering in October 1994. These warrants enable the underwriters (or other holders) to purchase an aggregate of 165,000 Common Shares at a purchase price of $18.15 per share. The exercise price and number of shares purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events. The Warrants expire on October 20, 1999.

     WARRANTS RELATED TO SERIES C CONVERTIBLE PREFERRED SHARES

     We also issued warrants to purchasers of our Series C Preferred Shares. Warrants to purchase up to 545,454 additional Common Shares remain outstanding. The exercise price of the Warrants is $8.80, which is equal to 115% of the average of the closing sale prices of the Common Shares for the five trading days immediately preceding the date we issued the Series C Convertible Preferred Shares. The Warrants expire on July 24, 2000.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our Common Shares is American Securities Transfer & Trust, Inc.

CERTAIN CHARTER PROVISIONS AND EFFECTS OF INDIANA LAW

       Our Articles of Incorporation require that proposals for consideration at a meeting of shareholders must be submitted to the Secretary not later than the earlier of (i) 270 days after the adjournment of the next preceding annual meeting, or (ii) the close of business on the seventh day following the date on which notice of the meeting is formally given to shareholders. This provision may not be amended except with the affirmative vote of 85% of the voting power of all shares entitled to vote.

       Under the Indiana Business Corporation Law, in the event any person acquires 10% of the voting power of the Common Shares (an "Interested Shareholder"), then, for a period of five (5) years after such acquisition, certain business combinations between us and the Interested Shareholder are prohibited, unless prior to the acquisition of such Common Shares by the Interested Shareholder, the Board of Directors approves of the acquisition of Common Shares or the business combination. After the five-year period, only the following three types of business combinations between us and the Interested Shareholder are permitted: (i) a business combination approved by the Board of Directors before the acquisition of Common Shares by the Interested Shareholder,
(ii) a business combination approved by holders of a majority of the Common Shares not owned by the Interested Shareholder, and (iii) a business combination in which the shareholders receive a price for their Common Shares at least equal to a formula price based on the highest price per Common Share paid by the Interested Shareholder. In addition, under Indiana law, certain increases in voting power may (a) result in an acquiring shareholder losing the right to vote his Common Shares unless his right to vote is approved by a majority of the "disinterested" Common Shares, and (b) if authorized by an appropriate provision of our Articles of Incorporation or Bylaws adopted prior to the time the person becomes an Interested Shareholder, permit the redemption of the acquiring shareholder's Common Shares. We have not adopted such a redemption provision.

                              PLAN OF DISTRIBUTION

       We are registering the Common Shares covered by this Prospectus for the Selling Shareholder. As used in this Prospectus, "Selling Shareholder" includes the pledgees, donees, transferees, or other successors in interest who later hold the Selling Shareholder's interests. We are paying the costs and fees of registering the Common Shares, but the Selling Shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the Common Shares. We have also agreed to indemnify the Selling Shareholder and certain related persons against certain liabilities, including liabilities under the Act.

      The Selling Shareholder may sell the Common Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The Selling Shareholder may sell some or all of their Common Shares through:

      - ordinary brokers' transactions which may include long or short sales (in certain circumstances);

      - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

      - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus;

      - "at the market" to or through market makers or into an existing market for the Common Shares;

      - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

      - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

      - any combination of the foregoing, or by any other legally available means.

The Selling Shareholder may enter into hedging transactions with broker-dealers who may engage in short sales of Common Shares in the course of hedging the positions they assume. The Selling Shareholder also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Common Shares. Thereafter, the shares may be resold thereafter pursuant to this Prospectus. In its selling activities, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares of Common Stock by the Selling Shareholder.

       The Selling Shareholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. The Selling Shareholder and any broker-dealers involved in the sale or resale of the Common Shares may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Act. If the Selling Shareholder or any broker-dealer qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of section 153 of the Act, which may include delivery through the facilities of the NASD. In conjunction with sales to or through brokers, dealers or agents, the Selling Shareholder may agree to indemnify them against liabilities arising under the Act. We know of no existing arrangements between the Selling Shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares.

       In addition to selling their Common Shares under this Prospectus, the Selling Shareholder may:

       - Transfer its Common Shares in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

       - Sell their Common Shares under Rule 144 of the Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.

                                 LEGAL OPINIONS

       Barnes & Thornburg, of Indianapolis, Indiana, will pass upon the validity of the Common Shares offered under this Prospectus.

                                     EXPERTS

       The consolidated financial statements of WavePhore, Inc. appearing in our Annual Report (Form 10-K) for the years ended December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which expenses will be paid by the Company:

Securities and Exchange Commission Registration Fee            $   2,590
Nasdaq Listing Fee                                             $  17,500
Legal Fees and Expenses                                        $  10,000
Accounting Fees and Expenses                                   $   1,000
Transfer Agent Fees and Expenses                               $     500
Miscellaneous                                                  $   1,000
                                                               ---------
TOTAL                                                          $  32,590

----------------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Unless limited by the Articles of Incorporation, the Indiana Business Corporation Law (the "IBCL") requires that a corporation indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding. The IBCL permits a corporation to indemnify an individual, made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the individual either: (A) had reasonable cause to believe the individual's conduct was lawful; or (B) had no reasonable cause to believe the individual's conduct was unlawful. Unless a corporation's articles of incorporation provide otherwise, an officer of the corporation, whether or not a director, is entitled to mandatory and court-ordered indemnification to the same extent as a director; and the corporation may indemnify an officer, employee or agent of the corporation, whether or not a director, to the same extent as a director, and to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. The indemnification provisions of the IBCL are not exclusive of any other rights to indemnification that a person may have under the corporation's articles of incorporation or bylaws, a resolution of the board of directors or of the shareholders, or any other authorization, whenever adopted, after notice, by a majority vote of all of the voting shares then issued and outstanding.

      The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the IBCL; and (2) the breach or failure to perform constitutes willful misconduct or recklessness. Section 23-1-35-1 of the IBCL provides that a director shall, based upon the facts then known to the director, discharge the duties as a director, including the director's duties as a member of a committee: (a) in good faith; (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (c) in a manner the director reasonably believes to be in the best interests of the corporation. In discharging the director's duties, a director is entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers or employees of the corporation whom a director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (3) a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence. A director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by the foregoing provisions unwarranted. A director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

      The Company's Articles of Incorporation provide that the corporation must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted under the IBCL. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

      The Company's Restated Code of Bylaws provide that the corporation must indemnify any individual who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit or proceeding, whether civil, criminal, administrative, investigative, and whether formal or informal, in which he has been made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted a willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness.

      The directors and officers of the Company are covered by an insurance policy indemnifying against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), in certain circumstances.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 16.  EXHIBITS.


EXHIBIT NO.        EXHIBIT
-----------        -------
3.1                Restated  Articles of  Incorporation  (incorporated  by reference to Exhibit 4 to the  Company's
                   Quarterly Report on Form 10-Q for the quarter ended September 30, 1994).*

3.2                Articles of  Amendment  to the  Company's  Articles of  Incorporation  dated  December 27,  1995
                   (incorporated  by  reference  to  Exhibit 3 to the  Company's  Current  Report on Form 8-K dated
                   December 27, 1995).*

3.3                Articles  of  Amendment  to the  Company's  Articles of  Incorporation  dated  February 7,  1996
                   (incorporated by reference to Exhibit 4.3 to the Company's  Registration  Statement No. 333-1198
                   on Form S-3).*

3.4                Articles  of  Amendment  to  the  Company's  Articles  of  Incorporation  dated  July  23,  1997
                   (incorporated  by reference to Exhibit 3.1 to the Company's  Current Report on Form 8-K filed as of August 1, 1997).*

3.5                Restated Code of Bylaws (incorporated by reference to Exhibit 4.2 to the Company's  Registration
                   Statement No. 33-80343 on Form S-8).*

5                  Opinion of Barnes & Thornburg regarding legality.

23.1               Consent of Ernst & Young L.L.P.

23.2               Consent of Barnes & Thornburg (included in Exhibit 5).

24                 Power of Attorney (included on signature page of Registration Statement).


*Previously filed

ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on January 15, 1999.

                                    WAVEPHORE, INC.


                                    /s/ David E. Deeds
                                    -------------------------------------------
                                    David E. Deeds, Chairman, Chief
                                    Executive Officer and President

      Know all men by these presents, that each person whose signature appears below constitutes and appoints David E. Deeds, Kenneth D. Swenson, and Douglas
J. Reich, and each of them, his true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting under said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURE                                          TITLE                                    DATE

/s/ David E. Deeds                      Chairman of the Board, Chief Executive Officer             January 15, 1999
------------------------------          and President (Principal Executive Officer)
David E. Deeds


/s/ R. Glenn Williamson                 Executive Vice President, Chief Operating Officer          January 15, 1999
------------------------------          and Director
R. Glenn Williamson


/s/ Kenneth D. Swenson                  Executive Vice President, Chief Financial Officer,         January 15, 1999
------------------------------          Treasurer (Principal Financial Officer and Principal
  Kenneth D. Swenson                    Accounting Officer) and Director


/s/ C. Ronald Haden                     Director                                                   January 15, 1999
------------------------------
C. Roland Haden


/s/ Glenn Scolnik                       Director                                                   January 15, 1999
------------------------------
Glenn Scolnik


/s/ J. Robert Collins                   Director                                                   January 15, 1999
------------------------------
J. Robert Collins

                               INDEX TO EXHIBITS

EXHIBIT NO.        EXHIBIT
-----------        -------
3.1                Restated  Articles of  Incorporation  (incorporated  by reference to Exhibit 4 to the  Company's
                   Quarterly Report on Form 10-Q for the quarter ended September 30, 1994).*

3.2                Articles of  Amendment  to the  Company's  Articles of  Incorporation  dated  December 27,  1995
                   (incorporated  by  reference  to  Exhibit 3 to the  Company's  Current  Report on Form 8-K dated
                   December 27, 1995).*

3.3                Articles  of  Amendment  to the  Company's  Articles of  Incorporation  dated  February 7,  1996
                   (incorporated by reference to Exhibit 4.3 to the Company's  Registration  Statement No. 333-1198
                   on Form S-3).*

3.4                Articles  of  Amendment  to  the  Company's  Articles  of  Incorporation  dated  July  23,  1997
                   (incorporated  by reference to Exhibit 3.1 to the Company's  Current Report on Form 8-K filed as of August 1, 1997).*

3.5                Restated Code of Bylaws (incorporated by reference to Exhibit 4.2 to the Company's  Registration
                   Statement No. 33-80343 on Form S-8).*

5                  Opinion of Barnes & Thornburg regarding legality.

23.1               Consent of Ernst & Young L.L.P.

23.2               Consent of Barnes & Thornburg (included in Exhibit 5).

24                 Power of Attorney (included on signature page of Registration Statement).

*Previously filed